Exhibit 6.38

Collectable Consignment Agreement

Key Deal Points :

You have the authority as owner (“Consignor/Seller”) of items in Exhibit Ato list the items on Collectable’s platform. You have represented the item (the “Asset(s)) and its condition honestly and accurately to the best of your ability.

You are partnering with Collectable Sports Assets, LLC to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”).

You and Collectable Sports Assets, LLC will agree to a price for the Asset (“Consideration”). The Consideration will consist of “Cash” (which gets paid after a successful Offering), and/or “Retained Equity” (which allows you to continue to own a percentage of the item(s) listed on the Collectable platform).

Collectable Sports Assets, LLC will be the exclusive seller of the Asset for a period of time (ex. 6 months, the “Period”). Collectable Sports Assets, LLC may authenticate, or re-authenticate, any items necessary for SEC approval and to maximize investor security and integrity.

You and Collectable will mutually agree on a secure storage location that meets any and all insurance, protection, and maintenance requirements to protect asset shareholders for the duration the asset is listed on Collectable’s platform.

You will provide Collectable Sports Assets, LLC with all necessary documentation to successfully file the Asset(s) with regulatory bodies and pass due diligence. Please see page 4 of this document for a list of the documents we will need.

Should you decide to retain equity in an offering, you will be required to complete and sign a ‘Contribution Agreement’ in addition to this Consignment Agreement.

Insurance obligation will transfer from consignor to Collectable, once the Consignment Agreement is completed. In the event an offering is not completed, the asset will be returned to the consignor and Collectable will no longer be responsible for insurance.

Your Rights & Obligations :

You have represented fairly and accurately, to the best of your abilities, all details pertaining to the consigned item.

In tandem with Collectable, you may elect to retain equity ownership in asset(s) consigned to Collectable’s platform.

Insurance :

Upon completion of the Consignment Agreement (and Contribution Agreement, if the consignor is electing to retain equity in an offering), the insurance burden will shift to Collectable. Please let Collectable know if you require additional shipping insurance.

The Results :

Upon completing a successful Offering (“Closing”), you will promptly receive full payment within 3 business days in the amount of the “Consignment Price” less any retained equity.

For example : “Consignment Price” is $100,000 and consignor retains 0%, Consignor will receive $100,000. “Consignment Price” is $100,000 and consignor retains 40%, Consignor will receive $60,000 in cash and 40% in equity in the Series LLC .

“Closing” is defined as shares issued to the public and funds disbursed from escrow, which typically occurs 3-5 business days after an offering is 100% funded on Collectable platform.

If you elected to retain any Equity in the Asset, it will be issued to you by Collectable Sports Assets, LLC.

In the unlikely event the Offering is unsuccessful, you can choose to: 1) relist the asset with Collectable Sports Assets, LLC under amended acquisition terms, or 2) retain full title to your Asset.

Offering:

The following is a proposed transaction structure, subject to modification with mutual approval of both parties:

1)	You and Collectable will agree to the consignment price of each asset. This is the proceeds generated for the seller upon successful completion of the offering.
2)	Collectable will add on fees necessary to take this item to market. These fees include:

a)    Broker Dealer & Escrow

b)    Legal

c)    Authentication & Marketing

d)    Offering Expenses (Technology, insurance, storage, maintenance, etc)

e)    Acquisition Expenses

f)     Sourcing Fees

3)	The consignment value + All Fees = Total Value of the item(s) listed on Collectable for users to purchase.
4)	Collectable will fractionalize item(s). In doing so, Collectable will decide on a price per share and shares outstanding of each item. Users can purchase shares in the item(s) on the Collectable platform.
5)	Once the offering is successfully completed, the seller/consignor will convey good title to the Asset to Collectable (or its designee) and the seller/consignor will receive the Consignment Price less Retained Equity, or [Consignment Price * (1-retained equity %)], within 3 business days of the funds release from escrow and shares issued to investors.

Other Terms :

COLLECTABLE to produce & develop sufficient marketing materials and content to support the narrative,

history and significance of the Asset.

CONSIGNOR/SELLER

SIGNATURE:	[OMITTED AS NOT MATERIAL AND COULD CAUSE COMPETITIVE HARM
By:	/s/ [OMITTED AS NOT MATERIAL AND COULD CAUSE COMPETITIVE HARM

NAME:	[OMITTED AS NOT MATERIAL AND COULD CAUSE COMPETITIVE HARM
DATE:	9/30/2020

COLLECTABLE SPORTS ASSETS, LLC

SIGNATURE:	/s/ Ezra Levine

NAME:	Ezra Levine, CEO

DATE:	9/30/2020

Where to ship items:
PWCC Vault: Collectable Sports Assets, LLC (#123255)
7560 SW Durham Rd
Tigard, OR 97224

Exhibit A: Consigned Asset(s)

Description of Goods	Consignment Price	Retained Equity %	Consignment Exclusive Date Range
1971 Topps Tom Seaver #161 PSA Gem Mint 10 Cert #: 03000903	$77,500	45%	09/29/2020 - 04/01/2021